Exhibit 10.4

NEWELL RUBBERMAID INC. 2010 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Rubbermaid Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2010 Stock Plan, a copy of which is attached hereto and the terms of which are hereby incorporated by reference.

1. Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of the attached Award letter and the return of an executed copy of such Award letter to the Secretary of the Company no later than 60 days after the Award Date set forth therein or, if later, 30 days after the Grantee receives this Agreement.

2. Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 7 of this Agreement.

3. RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.

4. Dividend Equivalents.

(a) Time-Based RSUs. Upon the payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described with Section 5, the Company shall promptly pay to each Grantee an amount in cash equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Time-Based RSUs in the Grantee’s RSU Account on that date.

(b) Performance-Based RSUs. Upon the payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described with Section 5, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Performance-Based RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the related Performance-Based RSUs vest. The amount of dividend equivalents payable to the Grantee shall be adjusted to reflect the adjustment made to the related RSUs pursuant to Section 6 (which shall be determined by multiplying such amount by the percentage adjustment made to the related RSUs). Any such dividend equivalents relating to Performance-Based RSUs that are forfeited shall also be forfeited.

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5. Vesting.

(a) Except as described in (b), (c) and (d) below, the Grantee shall become vested in his Award upon the third anniversary of the date of the grant of the Award (the “Award Date”) if he remains in continuous employment with the Company or an affiliate until such date.

(b) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date due to death or disability, the Award shall become vested on such date. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(c) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date due to retirement, (i) Time-Based RSUs shall become vested on the date of such termination as provided in the table set forth below; and (ii) Performance-Based RSUs shall remain outstanding until the third anniversary of the Award Date, at which time they will vest as provided in the table set forth below. The portion of the Award that does not vest as provided below shall be forfeited to the Company. For this purpose, “retirement” means the Grantee’s termination without cause on or after the date on which the Grantee (i) has completed five years of credited service and (ii) either (A) has attained age 65 or (B) has attained age 55 and the sum of his age and credited service (his “points”) equals or exceeds 60.

Age or Points	Vesting
Age 65 or 75 or more points	100% of the Award vests for an Award made 12 or more months prior to retirement

100% of the Pro-Rated Award vests for an Award made less than 12 months prior to retirement

70-74 points	75% of the Pro-Rated Award vests

65-69 points	50% of the Pro-Rated Award vests

60-64 points	25% of the Pro-Rated Award vests

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For purposes of this subsection (c):

(1) The term “credited service” means the Grantee’s period of employment with the Company and all affiliates (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of 30 days.

(2) The term “cause” means the Grantee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company.

(3) The term “affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(4) The term “Pro-Rated Award” means (A) with respect to an Award granted less than 12 months prior to the Grantee’s retirement, and on the date of such retirement the Grantee has either attained age 65 or has 75 or more points, the portion of the Award determined by dividing the number of full months of employment with the Company and all affiliates from the Award’s grant date by 12; and (B) with respect to all other Awards, the portion of the Award determined by dividing the full number of months of employment with the Company and all affiliates from the Award’s grant date by 36 (in each case carried out to three decimal points).

Any Grantee whose employment terminates due to retirement as described in this Section 5(c) must execute and deliver to the Company an agreement, in a form prescribed by the Company, and in accordance with procedures established by the Company, that he will not solicit employees, customers or suppliers of the Company and its affiliates, or compete with the Company and its affiliates, and that he releases all claims against the Company and its affiliates. If the Grantee fails to execute such agreement, or if the agreement is revoked by the Grantee, the Award shall be forfeited to the Company on the date of the Grantee’s retirement.

(d) If the Grantee’s employment with the Company and all affiliates terminates prior to the third anniversary of the Award Date for any reason other than death, disability or retirement, the entire Award shall be forfeited to the Company, and no portion of the Award shall vest.

(e) In the case of a Grantee who is also a Director, if the Grantee’s employment with the Company and all affiliates terminates before the end of the Award’s three-year vesting period, but the Grantee remains a Director, his service on the Board will be considered employment with the Company and his Award will continue to vest while his service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment and vesting will determined as of the date of such termination of employment.

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The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning vesting of an Award shall supersede any inconsistent or contrary provision of this Section 5.

6. Adjustment of Performance-Based RSUs. The number of RSUs subject to the Award that are Performance-Based RSUs as described in the Award letter shall be adjusted by the Committee after the end of the three-year performance period that begins on January 1 of the year in which the Award is granted, in accordance with in the Long-Term Incentive Plan established under the Plan (the “LTIP”). Any Performance-Based RSUs that vest in accordance with Section 5(b) prior to the date the Committee determines the level of performance goal achievement applicable to such RSUs shall not be adjusted pursuant to the LTIP. The particular performance criteria that applies to the Performance-Based RSUs are set forth in Exhibit A to this Agreement.

7. Settlement of Award. If a Grantee becomes vested in his Award in accordance with Section 5, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs subject to the Award, as adjusted in accordance with Section 6, if applicable. Such shares shall be delivered within 30 days following the date of vesting.

8. Withholding Taxes. The Company shall withhold from any distribution made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a distribution made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes may be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of withholding tax to the Company from the proceeds of the sale of shares subject to the Award, (iii) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (iv) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (v) by certifying to ownership by attestation of such previously owned Common Stock.

9. Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

10. Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).

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11. Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

12. Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.

13. Section 409A Compliance. To the extent that the Grantee’s right to receive payment of the RSUs and dividend equivalents constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then notwithstanding anything contained in the Plan to the contrary, the shares of Common Stock and cash otherwise deliverable under Sections 4 and 6 shall be subject to the following rules:

(a) The shares of Common Stock underlying the vested RSUs and the related dividend equivalents shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within 30 days following the earlier of (i) the Grantee’s “separation from service” within the meaning of Section 409A of the Code, subject to Section 13(b); (ii) the occurrence of a Change in Control that also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the third anniversary of the Award Date.

(b) Notwithstanding Section 13(a), if any Time-Based RSUs and related dividend equivalents become payable under Section 13(a)(i) as a result of the Grantee’s termination of employment due to retirement or disability and the Grantee is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of such separation from service, then the shares of Common Stock underlying the vested RSUs and related dividends shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within 30 days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within 30 days after the Grantee’s death).

(c) In the event that any taxes described in Section 8 of this Agreement are due prior to the distribution of shares of Common Stock underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation by using the method set forth in Section 8(i).

14. Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this

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document by the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its subsidiaries hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that he may contact his or her local human resources representative.

15. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

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16. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

NEWELL RUBBERMAID INC.

John K. Stipancich
Senior Vice President, General Counsel and
Corporate Secretary

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Exhibit A

Performance Criteria Applicable to

Performance-Based RSUs for the Three-Year Performance Period

1.	The Performance-Based RSUs covered by the Award are subject to the following TSR Comparator Group criterion:

•	Members of the Comparator Group:[1]

•

Once the Company’s ranking in the Comparator Group is determined at the end of the three-year performance period beginning January 1, 2010, the number of RSUs subject to this criterion is multiplied by the applicable percentage set forth below. (Interpolation is used if the Company’s ranking falls between the upper and lower comparator group ranking.)

Ranking	Multiplier
1st	200%
6th	150%
11th	100%
16th	50%
Below 20th	0%

[1]	The Committee retains the discretion to revise the members of the Comparator Group applicable to subsequent Awards.

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